Exhibit 13

CONSENT OF STEPHEN B. HODGSON

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of NovaGold Resources Inc. (the “Company”) being filed with the United States Securities and Exchange Commission and any document in which the annual report or Form 40-F may be incorporated by reference into and filed with the United States Securities and Exchange Commission:

  The technical report dated March 2002 titled “Technical Report, Preliminary Assessment, Donlin Creek Project, Alaska”, prepared by AMEC E&C Services Limited of Vancouver (the “Report”), and the qualifying certificate I executed in connection with the Report dated March 8, 2002; and

  The annual information form of the Company dated March 31, 2004 for the fiscal year ended November 30, 2003, which includes reference to my name in connection with information relating to the Donlin Creek Project.

Dated at Perth, Australia, this 23rd day of May, 2004.

/s/ Stephen B. Hodgson
Stephen B. Hodgson